EXHIBIT 99.1

News Release

February 11, 2009
Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2339 tlampen@choiceone.com

ChoiceOne Financial Announces Earnings For 2008

Sparta, Michigan - James Bosserd, President and Chief Executive Officer of ChoiceOne Financial Services, Inc., announced that ChoiceOne reported net income of $1,435,000 or $.44 per share for the year of 2008, compared to $3,580,000 or $1.11 per share in 2007. Included in these results was a fourth quarter loss of $659,000 or $.21 per share in 2008, compared to net income of $1,004,000 or $.32 per share in the same quarter in 2007. Earnings in both years were affected by nonrecurring events. The fourth quarter of 2008 was net of an $867,000 realized loss on the write-down of one money market preferred auction rate security and one preferred stock holding. The fourth quarter of 2007 included an $875,000 gain on the sale of ChoiceOne's property and casualty insurance lines of business. The decrease in net income in 2008 was also caused by a higher provision for loan losses due to higher net charge-offs and a decline in economic conditions in ChoiceOne's market areas.

Total assets were $463,469,000 as of December 31, 2008 compared to $470,155,000 as of December 31, 2007. Total loans were $1.8 million lower at the end of 2008 than as of the prior year end. Growth in commercial loans was offset by a lower residential mortgage balance as mortgage borrowers converted from adjustable rate loans to fixed rate loans that were sold in the secondary market. The balance of investment securities fell $4.6 million in 2008 as not all maturities were replaced due to relatively low reinvestment rates. Local deposits dropped $6.6 million or 2% in 2008 with $5.4 million of the decline coming from time deposits as higher rate time deposits were allowed to run off.

Net interest income was $3,919,000 in the fourth quarter of 2008 compared to $3,654,000 in the same period in 2007. Net interest income was $15,331,000 for the year of 2008 compared to $15,143,000 for the prior year. The growth in net interest income was due to increased margin from reductions in rates paid on local deposits and borrowed funds and a higher dollar level of accretion of the mark-to-market adjustment of loans from the merger of ChoiceOne Financial Services, Inc. and Valley Ridge Financial Corp. in late 2006.

ChoiceOne's provision for loan losses was $1,725,000 in the fourth quarter of 2008 compared to $1,000,000 in the same period in 2007. The provision was $3,475,000 for the year of 2008 and was $2,035,000 for the year of 2007. The rise in provision expense was primarily due to increased net charge-offs of $683,000 in the fourth quarter of 2008 and $1,066,000 for the year of 2008 compared to the same periods in 2007. The higher net charge-off levels resulted from an increase of $1,065,000 in residential mortgage charge-offs for the year of 2008. Nonaccrual loans were $8,305,000 as of the end of 2008 compared to $5,605,000 as of a year earlier. Approximately $1,100,000 of the nonaccrual increase was due to one loan which was transferred out of nonaccrual loans to other real estate owned in January 2009. President and Chief Executive Officer James Bosserd stated "all of our nonperforming loans are in the process of collection and we believe that we are well reserved. Past due loans in our residential mortgage area have leveled off and were slightly lower at the end of 2008 compared to the prior year end."

Noninterest income was $395,000 in the fourth quarter of 2008 compared to $2,173,000 in the same quarter in 2007 and was $4,081,000 for the year of 2008 compared to $6,481,000 for the year of 2007. The decrease was partially due to the $867,000 realized loss on the write-down of two investment securities in the fourth quarter of 2008. James Bosserd commented "the write-down in value of the securities was believed prudent based on current market valuations. The lack of liquidity in the securities markets has caused values to be uncertain. We believe we are taking a conservative stance on this issue. The securities continue to perform and we continue to receive regularly scheduled dividend payments. We will continue to monitor these securities in the coming year and will take additional action if deemed necessary." The par value of ChoiceOne's money market preferred or preferred stock securities was $2,800,000 as of December 31, 2008 with the carrying value adjusted to $1,933,000. The decrease in noninterest income in 2008 was also due to the gain of $875,000 on the sale of ChoiceOne's property and casualty insurance lines of business in the fourth quarter of 2007. This sale also caused a $522,000 decrease in insurance commission income for the year of 2008 compared to 2007 as property and casualty insurance was not sold after September 2007. Partially offsetting the lower insurance commission income was a $154,000 or 36% increase in investment commission income for the year of 2008 compared to the prior year.

Noninterest expense was $3,818,000 in the fourth quarter of 2008 compared to $3,554,000 in the same period in 2007. The increase in the fourth quarter was primarily due to higher foreclosed asset expenses, loan collection expenses, training costs, and FDIC insurance expense. Noninterest expense was $14,709,000 for the year of 2008 compared to $15,070,000 for the year of 2007. The expense reduction from the sale of the insurance lines of business in October 2007 was offset by higher FDIC insurance expense, higher costs of loan collections, and higher carrying costs of foreclosed real estate properties in 2008 than in 2007.

Federal income tax was a tax benefit of $570,000 in the fourth quarter of 2008 and a tax benefit of $207,000 for the full year of 2008, compared to tax expense of $269,000 and $939,000 in the same periods in 2007, respectively. The decrease in 2008 was due to the reduction in pre-tax income. The limited amount of tax expense in 2008 was caused by nontaxable income in the form of interest income from municipal securities and income from bank-owned life insurance.

In closing, James Bosserd remarked "we are pleased to show positive earnings for the year in light of the many challenges that our economy and the financial services industry have presented. Our capital ratios exceeded the definition of "well capitalized" under regulatory capital requirements as of the end of 2008. We are finding that our community bank is well received in these trying times as we offer good advice. We continue to be mindful of the economic and employment trends and their impact on our customers and our bank."

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates thirteen full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. For more information, please visit ChoiceOne's web site at www.choiceone.com.

Condensed Balance Sheets
(Unaudited)
	12/31/2008	12/31/2007
Loans	$322,692	$324,858
Securities	81,941	87,725
Other Assets	58,836	57,572

Total Assets	$463,469	$470,155

Deposits	$347,273	$351,844
Borrowings	58,743	57,643
Other Liabilities	5,350	7,526

Total Liabilities	411,366	417,013

Shareholders' Equity	52,103	53,142

Total Liabilities and Equity	$463,469	$470,155

Condensed Statements of Income
(Unaudited)
	Quarter Ended		Twelve Months Ended
	12/31/2008	12/31/2007	12/31/2008	12/31/2007
Interest Income	$6,423	$7,117	$26,534	$28,765
Interest Expense	2,504	3,463	11,203	13,622

Net Interest Income	3,919	3,654	15,331	15,143

Provision for Loan Losses	1,725	1,000	3,475	2,035
Noninterest Income	395	2,173	4,082	6,481
Noninterest Expense	3,818	3,554	14,709	15,070
Income Taxes	(570)	269	(207)	939

Net Income	$(659)	$1,004	$1,435	$3,580

Basic Earnings Per Share	$(.21)	$.32	$.44	$1.11
Diluted Earnings Per Share	$(.21)	$.32	$.44	$1.11

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," "plans," "projects," "predicts," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; changes in the local and national economies; the local and global effects of the ongoing war on terrorism, and other military actions, including actions in Iraq; the possibility that anticipated cost savings and revenue enhancements from the merger with Valley Ridge Financial Corp. may not be fully realized at all or within the expected time frames; the level and timing of asset growth; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about credit availability and concerns about the Michigan economy in particular. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. ChoiceOne undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2339 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.